                                                                      EXHIBIT 99

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                        As of December 31, 1997 and 1996
                             and for the years ended
                        December 31, 1997, 1996 and 1995

                        Report of Independent Accountants




To the Board of Directors and Shareholder of MBIA Insurance Corporation:

We have audited the accompanying consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                     /s/ COOPERS & LYRAND L.L.P.


New York, New York
February 3, 1998.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                                          December 31, 1997              December 31, 1996
                                                                         -------------------            -------------------
                    Assets
Investments:
   Fixed-maturity securities held as available-for-sale
     at fair value (amortized cost $4,600,528 and $4,001,562)                 $4,867,254                     $4,149,700
   Short-term investments, at amortized cost
     (which approximates fair value)                                             242,730                        169,889
   Other investments                                                              16,802                         14,851
                                                                              ----------                     ----------
        Total investments                                                      5,126,786                      4,334,440
Cash and cash equivalents                                                          3,983                          3,288
Securities purchased under agreements to resell                                  182,820                        108,900
Accrued investment income                                                         78,601                         65,194
Deferred acquisition costs                                                       154,100                        147,750
Prepaid reinsurance premiums                                                     252,893                        216,846
Goodwill (less accumulated amortization of
   $47,152 and $42,262)                                                           95,829                        100,718
Property and equipment, at cost (less accumulated
   depreciation of $18,256 and $14,782)                                           53,484                         47,176
Receivable for investments sold                                                    1,616                            975
Other assets                                                                      37,437                         40,871
                                                                              ----------                     ----------
        Total assets                                                          $5,987,549                     $5,066,158
                                                                              ==========                     ==========

               Liabilities and Shareholder's Equity
Liabilities:
   Deferred premium revenue                                                   $1,984,104                     $1,785,875
   Loss and loss adjustment expense reserves                                      78,872                         59,314
   Securities sold under agreements to repurchase                                182,820                        108,900
   Deferred income taxes                                                         251,134                        195,704
   Payable for investments purchased                                              23,020                         48,811
   Other liabilities                                                             103,740                         63,683
                                                                              ----------                     ----------
        Total liabilities                                                      2,623,690                      2,262,287
                                                                              ----------                     ----------

Shareholder's Equity:
   Common stock, par value $150 per share; authorized,
     issued and outstanding - 100,000 shares                                      15,000                         15,000
   Additional paid-in capital                                                  1,139,949                      1,041,876
   Retained earnings                                                           2,042,323                      1,651,315
   Cumulative translation adjustment                                              (8,699)                        (1,188)
   Unrealized appreciation of investments,
     net of deferred income tax provision
     of $94,416 and $52,175                                                      175,286                         96,868
                                                                              ----------                     ----------
        Total shareholder's equity                                             3,363,859                      2,803,871
                                                                              ----------                     ----------

        Total liabilities and shareholder's equity                            $5,987,549                     $5,066,158
                                                                              ==========                     ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)


                                                                     Years ended December 31
                                                        -----------------------------------------------
                                                              1997             1996             1995
                                                        -------------     ------------     ------------
Revenues:
    Gross premiums written                                  $544,974         $462,444         $349,812
    Ceded premiums                                           (79,781)         (54,852)         (45,050)
                                                        -------------     ------------     ------------
        Net premiums written                                 465,193          407,592          304,762
    Increase in deferred premium revenue                    (165,858)        (154,111)         (88,365)
                                                        -------------     ------------     ------------
        Premiums earned (net of ceded
            premiums of $43,734,
             $38,893 and $30,655)                            299,335          253,481          216,397
    Net investment income                                    282,460          247,286          219,834
    Net realized gains                                        17,478           11,740            7,777
    Other                                                      1,201            3,163            2,168
                                                        -------------     ------------     ------------
        Total revenues                                       600,474          515,670          446,176
                                                        -------------     ------------     ------------


Expenses:
    Losses and loss adjustment                                18,673           15,334           10,639
    Policy acquisition costs, net                             27,873           24,660           21,283
    Operating                                                 50,016           46,654           41,812
                                                        -------------     ------------     ------------
        Total expenses                                        96,562           86,648           73,734
                                                        -------------     ------------     ------------

Income before income taxes                                   503,912          429,022          372,442

Provision for income taxes                                   112,904           90,562           81,748
                                                        -------------     ------------     ------------

Net income                                                  $391,008         $338,460         $290,694
                                                        =============     ============     ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
              For the years ended December 31, 1997, 1996 and 1995
                     (In thousands except per share amounts)


                                                                                                                       Unrealized
                                                    Common Stock          Additional                  Cumulative      Appreciation
                                             -------------------------      Paid-in      Retained     Translation    (Depreciation)
                                                 Shares       Amount        Capital      Earnings      Adjustment    of Investments
                                             -----------   -----------   -----------   -----------    -----------    --------------
Balance, January 1, 1995                         100,000   $    15,000   $   953,655   $ 1,134,061    $       427    $   (47,640)

Net income                                            --            --            --       290,694             --             --

Change in foreign currency translation                --            --            --            --          2,277             --

Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $(103,707)                --            --            --            --             --        192,369

Dividends declared (per
   common share $829.00)                              --            --            --       (82,900)            --             --

Capital contribution from MBIA Inc.                   --            --        52,800            --             --             --

Tax reduction related to tax sharing
   agreement with MBIA Inc.                           --            --        15,129            --             --             --
                                             -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 1995                       100,000        15,000     1,021,584     1,341,855          2,704        144,729
                                             -----------   -----------   -----------   -----------    -----------    -----------

Net income                                            --            --            --       338,460             --             --

Change in foreign currency translation                --            --            --            --         (3,892)            --

Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $26,197                   --            --            --            --             --        (47,861)

Dividends declared (per
   common share $290.00)                              --            --            --       (29,000)            --             --

Tax reduction related to tax sharing
   agreement with MBIA Inc.                           --            --        20,292            --             --             --
                                             -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 1996                       100,000        15,000     1,041,876     1,651,315         (1,188)        96,868
                                             -----------   -----------   -----------   -----------    -----------    -----------

Net income                                            --            --            --       391,008             --             --

Change in foreign
     currency translation                             --            --            --            --         (7,511)            --

Change in unrealized
     appreciation of investments
     net of change in deferred
     income taxes of ($42,241)                        --            --            --            --             --         78,418

Capital contribution from
     MBIA Inc.                                        --            --        80,000            --             --             --

Tax reduction related to tax
     sharing agreement
     with MBIA Inc.                                   --            --        18,073            --             --             --

                                             ===========   ===========   ===========   ===========    ===========    ===========
Balance, December 31, 1997                       100,000   $    15,000   $ 1,139,949   $ 2,042,323    ($    8,699)   $   175,286
                                             ===========   ===========   ===========   ===========    ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                               Years ended December 31
                                                                  ---------------------------------------------------
                                                                       1997             1996              1995
                                                                  ---------------  ----------------  ----------------
Cash flows from operating activities:
     Net income                                                     $    391,008      $    338,460        $  290,694
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Increase in accrued investment income                           (13,407)           (4,947)           (4,900)
         Increase in deferred acquisition costs                           (6,350)           (7,402)           (7,300)
         Increase in prepaid reinsurance premiums                        (36,047)          (15,959)          (14,395)
         Increase in deferred premium revenue                            201,905           170,070           104,104
         Increase in loss and loss adjustment
           expense reserves                                               19,558            16,809             2,357
         Depreciation                                                      3,934             2,952             2,676
         Amortization of goodwill                                          4,889             4,896             4,929
         Amortization of bond (discount) premium, net                    (10,830)           (7,526)           (2,426)
         Net realized gains on sale of investments                       (17,478)          (11,740)           (7,777)
         Deferred income taxes                                            13,382             8,982            11,391
         Other, net                                                       50,258            26,687            29,079
                                                                  ---------------  ----------------  ----------------
         Total adjustments to net income                                 209,814           182,822           117,738
                                                                  ---------------  ----------------  ----------------

         Net cash provided by operating activities                       600,822           521,282           408,432
                                                                  ---------------  ----------------  ----------------

Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
       of payable for investments purchased                           (2,090,236)       (1,519,213)         (897,128)
     Sale of fixed-maturity securities, net of
       receivable for investments sold                                 1,247,860           873,823           473,352
     Redemption of fixed-maturity securities,
       net of receivable for investments redeemed                        190,803           158,087            83,448
     Sale (purchase) of short-term investments, net                      (18,922)            4,676           (32,281)
     Sale (purchase) of other investments, net                               664               468              (692)
     Capital expenditures, net of disposals                              (10,296)           (8,970)           (4,228)
                                                                  ---------------  ----------------  ----------------

         Net cash used by investing activities                          (680,127)         (491,129)         (377,529)
                                                                  ---------------  ----------------  ----------------

Cash flows from financing activities:
     Capital contribution from MBIA Inc.                                  80,000                --            52,800
     Dividends paid                                                           --           (29,000)          (82,900)
                                                                  ---------------  ----------------  ----------------

         Net cash used by financing activities                            80,000           (29,000)          (30,100)
                                                                  ---------------  ----------------  ----------------

Net increase in cash and cash equivalents                                    695             1,153               803
Cash and cash equivalents - beginning of year                              3,288             2,135             1,332
                                                                  ---------------  ----------------  ----------------

Cash and cash equivalents - end of year                           $        3,983    $        3,288        $    2,135
                                                                  ===============  ================  ================

Supplemental cash flow disclosures:
     Income taxes paid                                             $      82,125     $      63,018        $   50,790


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Business and Organization

MBIA Insurance Corporation (MBIA Corp.), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

     Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company (BIG Ins.), which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois).

     In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

     Also in 1990, MBIA Inc. formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for MBIA Inc., its municipal cash management service businesses and public pension funds. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to CMC; the management of the balance of this portfolio was transferred in January 1996.

     In early 1998, MBIA Inc. and CapMAC Holdings Inc. consummated a merger to be accounted for as a pooling of interests. See Note 16 for details regarding this merger.

2.  Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

Consolidation

The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

Investments

MBIA Corp.'s entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholder's equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year. Investment income is recorded as earned.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

     Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund which invests principally in marketable equity securities. MBIA Corp. records dividends from these investments as a component of investment income. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is MBIA Corp.'s policy to take possession of securities purchased under agreements to resell.

     MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

Premium Revenue Recognition

Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

earned over each installment period - generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where MBIA Corp. insures the refunding issue, is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

Advisory Fee Revenue Recognition

MBIA Corp. collects certain advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given structured finance transaction that the company will insure. Advisory fees are deferred and earned consistent with the premium revenues generated on the transactions.

Goodwill

Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

Property and Equipment

Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expenses as incurred.

Losses and Loss Adjustment Expenses

Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.'s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries, under salvage and subrogation rights. The total reserve is calculated by

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

applying a loss factor, determined based on an independent rating agency study of bond defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

     Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs and the contingency reserve.

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3.  Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement will require MBIA Corp. to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, unearned compensation from restricted stock awards and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, MBIA Corp. will be required to reclassify financial statements for earlier periods provided for comparative purposes. Adoption of the statement will not change the content of the financial statements; instead it will only change the presentation. MBIA Corp. has not yet determined the manner in which comprehensive income will be displayed.

     Also, in June 1997, FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting information about operating segments in annual financial statements, and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. MBIA Corp.'s future segment presentation has not yet been determined.

4.  Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o upfront premiums are earned only when the related risk has expired rather than over the period of the risk;

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

     The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                     As of December 31
                                          --------------------------------------
In thousands                                  1997                   1996
--------------------------------------------------------------------------------
GAAP shareholder's equity                   $3,363,859              $2,803,871
Premium revenue recognition                   (408,654)               (368,762)
Deferral of acquisition costs                 (154,100)               (147,750)
Unrealized (gains) losses                     (266,727)               (148,138)
Contingency reserve                         (1,094,117)               (892,793)
Loss and loss adjustment
  expense reserves                              53,938                  39,065
Deferred income taxes                          251,134                 195,704
Tax and loss bonds                             129,508                 103,008
Goodwill                                       (95,829)               (100,718)
Other                                          (18,814)                (16,465)
--------------------------------------------------------------------------------
Statutory capital and surplus               $1,760,198              $1,467,022
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 1997, 1996 and 1995 was $377.1 million, $316.6 million and $278.3 million, respectively.

5. Premiums Earned from Refunded and Called Bonds

Premiums earned include $50.9 million, $44.4 million and $34.0 million for 1997, 1996 and 1995, respectively, related to refunded and called bonds.

6. Investments

MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

     The following tables set forth the amortized cost and fair value of the fixed-maturities and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 1997 and 1996:

                                                                 Gross              Gross
                                        Amortized           Unrealized         Unrealized               Fair
In thousands                                 Cost                Gains             Losses              Value
--------------------------------------------------------------------------------------------------------------
December 31, 1997
Taxable bonds
  United States Treasury
    and Government Agency             $      6,451          $    191            $    --          $     6,642
  Corporate and other
    obligations                          1,193,321            36,106               (472)           1,228,955
  Mortgage-backed                          541,898            18,659               (732)             559,825
Tax-exempt bonds
  State and municipal
    obligations                          3,101,588           213,551               (577)           3,314,562
--------------------------------------------------------------------------------------------------------------
Total                                 $  4,843,258          $268,507            $(1,781)          $5,109,984
--------------------------------------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                 Gross              Gross
                                        Amortized           Unrealized         Unrealized             Fair
In thousands                                 Cost                Gains             Losses            Value
--------------------------------------------------------------------------------------------------------------
December 31, 1996
Taxable bonds
  United States Treasury
     and Government Agency            $      6,585          $    171         $      (10)        $     6,746
  Corporate and other
    obligations                            767,472            13,978             (7,272)            774,178
  Mortgage-backed                          472,295            12,185             (4,003)            480,477
Tax-exempt bonds
  State and municipal
     obligations                         2,925,099           137,389             (4,300)          3,058,188
--------------------------------------------------------------------------------------------------------------
Total                                   $4,171,451          $163,723           $(15,585)        $ 4,319,589
--------------------------------------------------------------------------------------------------------------

     Fixed-maturity investments carried at fair value of $7.7 million and $7.8 million as of December 31, 1997 and 1996, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1997. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                             Amortized                   Fair
In thousands                                      Cost                  Value
--------------------------------------------------------------------------------
Maturity
Within 1 year                               $    231,793          $    231,777
Beyond 1 year but within 5 years                 639,988               670,038
Beyond 5 years but within 10 years             1,414,321             1,490,227
Beyond 10 years but within 15 years              908,776               980,729
Beyond 15 years but within 20 years              851,402               910,878
Beyond 20 years                                  255,080               266,510
--------------------------------------------------------------------------------
                                               4,301,360             4,550,159
Mortgage-backed                                  541,898               559,825
--------------------------------------------------------------------------------
Total fixed-maturities and
  short-term investments                      $4,843,258          $  5,109,984
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Investment Income and Gains and Losses

Investment income consists of:

                                                              Years ended December 31
                                                 -------------------------------------------------
In thousands                                         1997                 1996              1995
--------------------------------------------------------------------------------------------------
Fixed-maturities                                 $279,900             $245,109            $216,653
Short-term investments                              5,676                4,961               6,008
Other investments                                      (4)                  61                  17
--------------------------------------------------------------------------------------------------
   Gross investment income                        285,572              250,131             222,678
Investment expenses                                 3,112                2,845               2,844
--------------------------------------------------------------------------------------------------
   Net investment income                          282,460              247,286             219,834

Net realized gains (losses):
   Fixed-maturities:
     Gains                                         22,791               16,760               9,941
     Losses                                        (5,877)              (5,353)             (2,537)
--------------------------------------------------------------------------------------------------
     Net                                           16,914               11,407               7,404
--------------------------------------------------------------------------------------------------
   Other investments:
     Gains                                            564                  333                 382
     Losses                                           ---                  ---                  (9)
--------------------------------------------------------------------------------------------------
     Net                                              564                  333                 373
--------------------------------------------------------------------------------------------------
   Total realized gains                            17,478               11,740               7,777
--------------------------------------------------------------------------------------------------
Total investment income                          $299,938             $259,026            $227,611
--------------------------------------------------------------------------------------------------

     Net unrealized gains consist of:

                                                        As of December 31
                                                 -------------------------------
In thousands                                           1997               1996
--------------------------------------------------------------------------------
Fixed-maturities:
     Gains                                         $268,507             $163,723
     Losses                                          (1,781)             (15,585)
--------------------------------------------------------------------------------
     Net                                            266,726              148,138
--------------------------------------------------------------------------------
Other investments:
     Gains                                            3,033                  934
     Losses                                             (57)                 (29)
--------------------------------------------------------------------------------
     Net                                              2,976                  905
--------------------------------------------------------------------------------
Total                                               269,702              149,043
Deferred income taxes                                94,416               52,175
--------------------------------------------------------------------------------
Unrealized gains, net                              $175,286             $ 96,868
--------------------------------------------------------------------------------

     The deferred income taxes relate primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in shareholder's equity.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The change in net unrealized gains (losses) consists of:

                                                              Years ended December 31
                                                  -------------------------------------------------
In thousands                                         1997                 1996               1995
---------------------------------------------------------------------------------------------------
Fixed-maturities                                  $118,588            $(75,497)            $295,567
Other investments                                    2,071               1,439                  508
---------------------------------------------------------------------------------------------------
Total                                              120,659             (74,058)             296,075
Deferred income taxes                               42,241             (26,197)             103,706
---------------------------------------------------------------------------------------------------
Unrealized gains (losses), net                     $78,418            $(47,861)            $192,369
---------------------------------------------------------------------------------------------------


8.  Income Taxes

The provision for income taxes is composed of:

                                                               Years ended December 31
                                               ----------------------------------------------
In thousands                                      1997                 1996              1995
---------------------------------------------------------------------------------------------

Current                                        $ 99,522             $81,580           $70,357
Deferred                                         13,382               8,982            11,391
---------------------------------------------------------------------------------------------
Total                                          $112,904             $90,562           $81,748
---------------------------------------------------------------------------------------------

     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                                       Years ended December 31
                                              ----------------------------------
                                                1997        1996         1995
--------------------------------------------------------------------------------
Income taxes computed on pre-tax
  financial income at statutory rates          35.0%        35.0%        35.0%
Increase (reduction) in taxes
  resulting from:
    Tax-exempt interest                       (10.6)       (12.0)       (12.5)
    Amortization of goodwill                    0.3          0.4          0.5
    Other                                      (2.3)        (2.3)        (1.1)
--------------------------------------------------------------------------------
Provision for income taxes                     22.4%        21.1%        21.9%
--------------------------------------------------------------------------------

     MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:

In thousands                                                 1997           1996
--------------------------------------------------------------------------------
Deferred tax assets
   Tax and loss bonds                                    $130,080       $102,222
   Alternative minimum tax credit carryforward             62,279         58,068
   Loss and loss adjustment expense reserves               18,878         13,673
   Other                                                    7,444          3,305
---------------------------------------------------------------------------------
Total gross deferred tax assets                           218,681        177,268
---------------------------------------------------------------------------------

Deferred tax liabilities
   Contingency reserve                                    234,904        186,173
   Deferred premium revenue                                77,150         76,526
   Deferred acquisition costs                              53,935         51,713
   Unrealized gains                                        94,416         52,175
   Contingent commissions                                     408            491
   Other                                                    9,002          5,894
---------------------------------------------------------------------------------
Total gross deferred tax liabilities                      469,815        372,972
---------------------------------------------------------------------------------
Net deferred tax liability                               $251,134       $195,704
---------------------------------------------------------------------------------


     MBIA Corp. believes that no valuation allowance is necessary in connection with the deferred tax assets.

9.  Dividends and Capital Requirements

Under New York state insurance law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had $176 million available for the payment of dividends as of December 31, 1997. In 1997, no dividends were declared or paid by MBIA Corp. to MBIA Inc. In 1996 and 1995, MBIA Corp. declared and paid dividends of $29 million and $83 million, respectively, to MBIA Inc.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois had $14 million available for the payment of dividends as of December 31, 1997.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1997.

10.  Lines of Credit

MBIA Corp. has a standby line of credit commitment in the amount of $825 million with a group of major Triple-A rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from September 30, 1997 in excess of the greater of $825 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on September 30, 2004 and contains an annual renewal provision subject to approval by the bank group.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities aggregating $300 million. At December 31, 1997 and 1996, $20.0 million and $29.1 million, respectively, were outstanding under these facilities.

11.  Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     As of December 31, 1997, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-41 years. The distribution of net insurance in force by geographic location and type of bond, including $3.2 billion and $3.3 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 1997 and 1996, respectively, is set forth in the following tables:


                                                       As of December 31
                      --------------------------------------------------------------------------------------------------------------
$ in billions                           1997                                                      1996
------------------------------------------------------------------------  ----------------------------------------------------------
                            Net              Number          % of Net               Net                Number          % of Net
Geographic            Insurance           of Issues         Insurance         Insurance             of Issues         Insurance
  Location             In Force         Outstanding          In Force          In Force           Outstanding          In Force
------------------------------------------------------------------------  ----------------------------------------------------------
Domestic
 California              $ 68.4               3,441              14.1%          $  60.7                 3,378              14.6%
 New York                  40.4               5,265               8.3              33.7                 5,057               8.1
 Florida                   33.0               1,577               6.8              29.6                 1,632               7.1
 Texas                     24.6               2,086               5.1              21.9                 2,052               5.3
 New Jersey                24.5               1,859               5.0              18.8                 1,863               4.6
 Pennsylvania              22.7               2,209               4.7              21.2                 2,216               5.1
 Illinois                  20.0               1,191               4.1              18.5                 1,145               4.5
 Massachusetts             15.5               1,085               3.2              10.9                 1,100               2.6
 Ohio                      12.4               1,005               2.5              11.1                 1,032               2.7
 Michigan                  11.1               1,016               2.3               9.5                 1,021               2.3
------------------------------------------------------------------------  ----------------------------------------------------------
  Subtotal                272.6              20,734              56.1             235.9                20,496              56.9
 Other states             203.1              11,931              41.8             170.1                11,502              41.1
------------------------------------------------------------------------  ----------------------------------------------------------
  Total domestic          475.7              32,665              97.9             406.0                31,998              98.0
International              10.1                 207               2.1               8.4                   169               2.0
------------------------------------------------------------------------  ----------------------------------------------------------
Total                    $485.8              32,872             100.0%           $414.4                32,167             100.0%
------------------------------------------------------------------------  ----------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                                                         As of December 31
                             -------------------------------------------------------------------------------------------------------
 $ in billions                                      1997                                                   1996
------------------------------------------------------------------------------------------------------------------------------------
                                     Net           Number        % of Net                Net             Number           % of Net
                               Insurance        of Issues       Insurance          Insurance          of Issues          Insurance
Type of Bond                    In Force      Outstanding        In Force           In Force        Outstanding           In Force
------------------------------------------------------------------------------------------------------------------------------------
Domestic
 Municipal:
  General obligation              $118.8          12,016             24.5%            $110.5            11,763              26.7%
  Utilities                         75.1           4,739             15.5               67.9             4,799              16.4
  Health care                       62.2           2,246             12.8               54.0             2,386              13.0
  Transportation                    40.5           1,487              8.3               30.3             1,520               7.3
  Special revenue                   34.0           1,641              7.0               28.9             1,543               7.0
  Higher education                  20.4           1,359              4.2               17.8             1,309               4.3
  Industrial
   development and
   pollution control
   revenue                          19.6             943              4.0               18.1               931               4.4
  Housing                           18.9           1,891              3.9               17.7             2,455               4.3
  Other                             11.4             539              2.4                3.8               169               0.9
------------------------------------------------------------------------------------------------------------------------------------
   Total municipal                 400.9          26,861             82.6              349.0            26,875              84.3
------------------------------------------------------------------------------------------------------------------------------------
 Structured finance*                56.1             510             11.5               38.6               349               9.3
------------------------------------------------------------------------------------------------------------------------------------
 Other:
  Investor owned utility             9.4           4,610              1.9                8.3             4,293               2.0
  Financial Institution              5.8             366              1.2                6.4               237               1.5
  Other                              3.5             318              0.7                3.7               244               0.9
------------------------------------------------------------------------------------------------------------------------------------
   Total other                      18.7           5,294              3.8               18.4             4,774               4.4
------------------------------------------------------------------------------------------------------------------------------------
    Total domestic                 475.7          32,665             97.9              406.0            31,998              98.0
------------------------------------------------------------------------------------------------------------------------------------
International
 Infrastructure:
  Sub-sovereign                      1.4              53              0.3                1.5                48               0.4
  Sovereign                          1.3              21              0.3                0.4                 7               0.1
  Utilities                          0.8              60              0.2                0.7                59               0.2
  Transportation                     0.8               5              0.2                0.9                 4               0.2
  Higher education                   0.6               1              0.1                 --                --                --
  Housing                            0.3               2              0.1                 --                --                --
  Health care                        0.2               6               --                0.1                 3                --
------------------------------------------------------------------------------------------------------------------------------------
   Total infrastructure              5.4             148              1.2                3.6               121               0.9
------------------------------------------------------------------------------------------------------------------------------------
 Structured finance*                 2.6              32              0.5                2.1                22               0.5
------------------------------------------------------------------------------------------------------------------------------------
 Other:
  Financial institution              1.9              24              0.4                2.6                25               0.6
  Investor owned utility             0.2               3               --                0.1                 1                --
------------------------------------------------------------------------------------------------------------------------------------
   Total other                       2.1              27              0.4                2.7                26               0.6
------------------------------------------------------------------------------------------------------------------------------------
    Total international             10.1             207              2.1                8.4               169               2.0
------------------------------------------------------------------------------------------------------------------------------------
Total                             $485.8          32,872            100.0%            $414.4            32,167             100.0%
------------------------------------------------------------------------------------------------------------------------------------
* Asset-/mortgage-backed

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.  Reinsurance

MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $67.0 billion and $57.6 billion, at December 31, 1997 and 1996, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

                                                          As of December 31
                           -----------------------------------------------------------------------------
In billions                               1997                                       1996
----------------------------------------------------------------  --------------------------------------
                                                        % of                                        % of
                                Ceded                  Ceded              Ceded                    Ceded
Geographic Location         Insurance              Insurance          Insurance                Insurance
                             In Force               In Force           In Force                 In Force
----------------------------------------------------------------  --------------------------------------
Domestic
 California                    $ 10.4                  15.5%            $  9.4                     16.2%
 New York                         5.8                   8.7                6.2                     10.7
 Texas                            4.0                   6.0                2.9                      5.1
 New Jersey                       3.7                   5.5                3.3                      5.7
 Massachusetts                    3.0                   4.5                1.4                      2.5
 Pennsylvania                     2.9                   4.3                2.9                      5.1
 Illinois                         2.7                   4.0                2.6                      4.5
 Florida                          2.6                   3.9                2.4                      4.1
 Colorado                         2.4                   3.6                1.2                      2.1
 Puerto Rico                      2.3                   3.4                1.2                      2.1
 Washington                       1.9                   2.8                1.9                      3.2
 District of Columbia             1.5                   2.2                1.5                      2.7
----------------------------------------------------------------  --------------------------------------
  Subtotal                       43.2                  64.4               36.9                     64.0
 Other states                    19.1                  28.6               17.0                     29.6
----------------------------------------------------------------  --------------------------------------
  Total domestic                 62.3                  93.0               53.9                     93.6
International                     4.7                   7.0                3.7                      6.4
----------------------------------------------------------------  --------------------------------------
Total                          $ 67.0                 100.0%            $ 57.6                    100.0%
----------------------------------------------------------------  --------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                                 As of December 31
                                         -----------------------------------------------------------------
In billions                                          1997                                1996
------------------------------------------------------------------------  --------------------------------
                                                              % of                                 % of
                                             Ceded           Ceded                Ceded            Ceded
                                         Insurance       Insurance            Insurance         Insurance
Type of Bond                              In Force        In Force             In Force          In Force
------------------------------------------------------------------------  --------------------------------
Domestic
 Municipal:
  General obligation                        $12.1             18.1%              $14.4             24.9%
  Utilities                                  11.5             17.2                10.2             17.7
  Transportation                              9.6             14.3                 6.4             11.1
  Health care                                 8.0             12.0                 6.3             11.0
  Special revenue                             5.0              7.5                 3.4              5.9
  Industrial
   development and
   pollution control revenue                  3.2              4.7                 3.2              5.6
  Housing                                     1.7              2.5                 1.6              2.7
  Higher education                            1.3              1.9                 1.5              2.6
  Other                                       2.7              4.0                 1.0              1.7
------------------------------------------------------------------------  --------------------------------
   Total municipal                           55.1             82.2                48.0             83.2
------------------------------------------------------------------------  --------------------------------
 Structured finance*                          5.6              8.3                 4.5              7.9
------------------------------------------------------------------------  --------------------------------
 Other:
  Financial institution                       1.3              1.9                 1.3              2.3
  Corporate direct                            0.2              0.3                 0.1              0.2
  Investor-owned utility                      0.1              0.3                  --               --
------------------------------------------------------------------------  --------------------------------
   Total other                                1.6              2.5                 1.4              2.5
------------------------------------------------------------------------  --------------------------------
    Total domestic                           62.3             93.0                53.9             93.6
------------------------------------------------------------------------  --------------------------------
International
 Infrastructure:
  Sovereign                                   0.7              1.1                 0.3              0.5
  Higher education                            0.6              0.9                  --               --
  Sub-sovereign                               0.6              0.9                 0.8              1.4
  Transportation                              0.4              0.6                 0.4              0.7
  Health care                                 0.2              0.3                 0.1              0.1
  Utilities                                   0.1              0.1                  --               --
------------------------------------------------------------------------  --------------------------------
   Total infrastructure                       2.6              3.9                 1.6              2.7
------------------------------------------------------------------------  --------------------------------
 Structured finance*                          1.3              1.9                 1.0              1.9
------------------------------------------------------------------------  --------------------------------
 Other:
  Financial institution                       0.8              1.2                 1.0              1.8
------------------------------------------------------------------------  --------------------------------
   Total other                                0.8              1.2                 1.0              1.8
------------------------------------------------------------------------  --------------------------------
    Total international                       4.7              7.0                 3.7              6.4
------------------------------------------------------------------------  --------------------------------
Total                                       $67.0            100.0%              $57.6            100.0%
------------------------------------------------------------------------  --------------------------------

  * Asset-/mortgage-backed

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.  Employee Benefits

MBIA Corp. participates in MBIA Inc.'s pension plan covering substantially all employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1997, 1996 and 1995 was $3.9 million, $3.4 million and $3.2 million, respectively. MBIA Corp. also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation. MBIA Corp. contributions to the profit sharing plan aggregated $1.6 million, $1.5 million and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The 401(k) plan amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $3.4 million, $3.0 million and $2.7 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in policy acquisition costs.

     MBIA Corp. also participates in the "MBIA Long-Term Incentive Program". The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of MBIA Inc.'s stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor for the December 1995 award only) paid in cash or shares of MBIA Inc.'s stock. Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. The awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The December 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000 and the December 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12% on both awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2001 for the December 1997 award and

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

early 1999 for the December 1995 award in the form of cash or shares of MBIA Inc.'s common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1997 and 1996, $3.2 million and $2.6 million, respectively, were recorded as a charge related to the December 1997 and December 1995 ABV awards. Of these amounts, $2.0 million and $1.6 million were included in policy acquisition costs for the same respective periods.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required MBIA Inc. to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. MBIA Inc. adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, the adoption of SFAS 123 had no impact on MBIA Corp.'s financial position or results of operations. Had compensation cost for the MBIA Inc. stock option program been recognized based on the fair value at the grant date consistent with the recognition provisions of SFAS 123, the impact on MBIA Corp.'s net income would not have been material.

14.  Related Party Transactions

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1997 is $340 million.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     MBIA Corp. had investment management and advisory agreements with an affiliate of a former principal shareholder of MBIA Inc., which provided for payment of fees on assets under management. Total related expenses for the year ended December 31, 1995 amounted to $2.5 million. These agreements were terminated on January 1, 1996 at which time CMC assumed full management of MBIA Corp.'s consolidated investment portfolios. Total fees paid to CMC on assets under management for the years ended December 31, 1997 and 1996 amounted to $3.0 million and $2.8 million, respectively.

     MBIA Corp. has various insurance coverages provided by a former principal shareholder of MBIA Inc., the cost of which totaled $2.2 million, $2.1 million and $1.9 million, respectively, for the years ended December 31, 1997, 1996 and 1995.

     Included in other liabilities at December 31, 1997 is $27.1 million of net payables to MBIA Inc. and other subsidiaries. As of December 31, 1996, included in other assets is a $2.0 million net receivable from MBIA Inc. and other subsidiaries.

     MBIA Corp. held securities subject to agreements to resell of $182.8 million and $108.9 million as of December 31, 1997 and 1996, respectively, and transferred securities subject to agreements to repurchase of $182.8 million and $108.9 million as of December 31, 1997 and 1996. These agreements have a term of less than one year. The interest expense relating to these agreements was $8.3 million and $2.3 million, respectively, for the years ended December 31, 1997 and 1996. The interest income relating to these agreements was $8.4 million and $2.4 million, respectively, for the years ended December 31, 1997 and 1996.

15.  Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fixed-maturity securities - The fair value of fixed-maturity securities is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments - Short-term investments are carried at amortized cost which approximates fair value.

Other investments - Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund that invests principally in marketable equity securities. The fair value of these investments is based on quoted market prices.

Cash and cash equivalents, receivable for investments sold and payable for investments purchased - The carrying amounts of these items are a reasonable estimate of their fair value.

Securities purchased under agreements to resell - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Prepaid reinsurance premiums - The fair value of MBIA Corp.'s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

Deferred premium revenue - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

Loss and loss adjustment expense reserves - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unallocated claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Securities sold under agreements to repurchase - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Installment premiums - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                                                  As of December 31, 1997                  As of December 31, 1996
                                             -------------------------------         -------------------------------
                                               Carrying            Estimated            Carrying            Estimated
In thousands                                     Amount           Fair Value              Amount           Fair Value
----------------------------------------------------------------------------         ---------------------------------
Assets:
Fixed-maturity securities                    $4,867,254           $4,867,254            $4,149,700        $4,149,700
Short-term investments                          242,730              242,730               169,889           169,889
Other investments                                16,802               16,802                14,851            14,851
Cash and cash equivalents                         3,983                3,983                 3,288             3,288
Securities purchased under
  agreements to resell                          182,820              203,333               108,900           124,471
Prepaid reinsurance
  premiums                                      252,893              218,571               216,846           189,631
Receivable for
  investments sold                                1,616                1,616                   975               975

Liabilities:
Deferred premium
  revenue                                     1,984,104            1,716,477             1,785,875         1,545,976
Loss and loss adjustment
  expense reserves                               78,872               78,872                59,314            59,314
Securities sold under
  agreements to repurchase                      182,820              191,932               108,900           115,838
Payable for investments
  purchased                                      23,020               23,020                48,811            48,811

Off-balance sheet instruments:
Installment premiums                                ---              349,619                   ---           287,969

16.  Subsequent Event - CapMAC Merger

On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger to be accounted for as a pooling of interests. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which is $536 million. Subsequent to the completion date, MBIA Inc. made a capital contribution to MBIA Corp. of Capital Markets Assurance Corporation (CapMAC Corp.), a wholly owned financial guarantee insurance subsidiary of CapMAC.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     CapMAC, through its subsidiaries, provides structured financial solutions; financial guarantee insurance of structured securities - primarily asset-backed securities; advisory and structuring services in connection with structured financings; investment management services, and access to funding for its customers through third-party owned and managed securitization funding vehicles. CapMAC Corp. is a worldwide provider of financial guarantee insurance for structured securities. It is rated Triple-A by Moody's Investors Service, Standard & Poor's Rating Services, Duff and Phelps Credit Rating Co., and Nippon Investors Service.

     The following unaudited proforma data summarizes the combined results of the two insurance entities to be accounted for as a pooling of interests under APB 16 "Business Combinations":

                                                              Years ended December 31
                                                 ---------------------------------------------------
In millions                                          1997                 1996               1995
----------------------------------------------------------------------------------------------------
Revenue                                               $690                $583                $497
Net income                                             416                 359                 305

     The unaudited proforma financial information presented is not necessarily indicative of either the results of operations that would have occurred had the merger taken place at the beginning of these periods or the future results of operations of the combined companies.